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                                                                Sub-Item 77Q1(a)

                                 AMENDMENT NO. 7
                             TO AMENDED AND RESTATED
                      AGREEMENT AND DECLARATION OF TRUST OF
       AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

     This Amendment No. 7 (the "Amendment") to the Amended and Restated Agreement and Declaration of Trust of AIM International Mutual Funds (Invesco International Mutual Funds) (the "Trust") amends, effective June 15, 2010, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the "Agreement").

     Under Section 9.7 of the Agreement, a duly authorized officer of the Trust may execute this Amendment.

     WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;

     NOW, THEREFORE, the Agreement is hereby amended as follows:

  1. Section 2.6 of the Agreement is amended to add new section 2.6(d) to read as follows:

    (d) Notwithstanding any other provision of this Section 2.6, Class B Shares shall not convert to Class A Shares, if at the time of conversion Class A Shares into which the Class B Shares would convert pay a higher fee under Rule 12b-1 ("12b-1 Fee"), and such right of conversion shall be suspended until such time as the Class A Shares pay a 12b-1 Fee that is equal to or lower than the 12b-1 Fee of suspended Class B Shares (all such suspended Class B Shares including Class B Shares purchased through the reinvestment of dividends and distributions that would otherwise have converted, "Suspended Class B Shares"). A comparison of 12b-1 Fees of Class A Shares and Class B Shares shall be made periodically. If at any time the 12b-1 Fees payable on Class A Shares into which Suspended Class B Shares would convert is equal to or lower than the 12b-1 Fees payable on the Suspended Class B Shares, all Suspended Class B Shares will automatically convert to Class A Shares on or about the end of the month in which such determination is made. Once it is determined that Suspended Class B Shares are eligible for conversion, such conversion shall occur even if thereafter Class A Shares again have a higher 12b-1 Fee.

  2. Section 3.2 is amended to read as follows:

     Section 3.2 Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than seventeen (17). The Trustees as of the date hereof are those first identified above.

  3. Section 3.3 is amended to read as follows:

     Section 3.3 Terms of Office Trustees. The Trustees shall hold office during the lifetime of this Trust, and until its termination as herein provided; except that (A) any Trustee may resign his trusteeship or may retire by written instrument signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (B) any Trustee may be removed at any time by written instrument signed by at least two-thirds of the number of Trustees prior to such removal, specifying the date when such removal shall become effective; provided that from June 15, 2010 through June 30, 2013, such instrument shall be signed by at least eighty percent (80%) of the number of Trustees prior to such removal; (C) any Trustee who has died, become physically or

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mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; (D) a Trustee may be removed at any meeting of the Shareholders by a vote of the Shareholders owning at least two-thirds of the Outstanding Shares; and (E) a Trustee shall be retired in accordance with the terms of any retirement policy adopted by the Trustees and in effect from time to time.

     4. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

     5. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of June 15, 2010.

                                               By:    /s/ John M. Zerr
                                                      --------------------------
                                               Name:  John M. Zerr
                                               Title: Senior Vice President